UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 29, 2013

Trulia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35650	20-2958261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 648-4358

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2013, the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of Trulia, Inc. (the “Company”) approved awards of restricted stock units (“RSUs”), including RSUs subject to time-based vesting (the “Time-Based RSUs”) and/or RSUs subject to both performance-based vesting and time-based vesting (the “Performance-Based RSUs”) to be granted to certain Company employees, including our named executive officers, under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), subject to, and effective upon, the closing of the acquisition of Market Leader, Inc. (the “Closing”) and contingent upon the approval of the amendment and restatement of the 2012 Plan at the 2013 Annual Meeting of Stockholders. If the Closing has not occurred by October 31, 2013, the RSU grants will be void.

The following table shows the shares issuable upon the vesting of each RSU award for each named executive officer:

Named Executive Officer	Title	Time-Based RSUs	Performance- Based RSUs
Peter Flint*	Chief Executive Officer	—	300,000
Sean Aggarwal*	Chief Financial Officer	—	250,000
Paul Levine*	Chief Operating Officer	—	250,000
Daniele Farnedi	Chief Technology Officer	7,500	22,500
Scott Darling	Vice President, General Counsel, and Corporate Secretary	7,500	22,500

*	indicates a Designated Participant

Awards of Time-Based Restricted Stock Units to Named Executive Officers

The Time-Based RSUs are subject to 24-months vesting and shall vest as to 50% of the number RSUs granted (rounded down) on the Company’s first quarterly vesting date that is after the one-year anniversary of the Closing, subject to the holder’s continued service through such date. On each of the next four Company quarterly vesting dates, 1/8th of the number of RSUs granted (rounded down) shall vest, subject to the holder’s continued service through each such date.

With respect to Time-Based RSUs granted to named executive officers, if there is (i) a change in control and (ii) such named executive officer’s status as a service provider terminates on grounds that would entitle him to accelerated vesting of equity awards under the “double-trigger” change in control protection for equity awards currently in place as of May 29, 2013, then 50% of the remaining Time-Based RSUs will immediately vest and become settled within 60 days following the event that gave rise to such acceleration.

Awards of Performance Based Restricted Stock Units to Named Executive Officers

The Performance-Based RSUs are subject to the attainment of a Company performance milestone as well as a continued service requirement after the milestone is achieved. The Performance-Based RSUs generally only become eligible to vest if the Company’s stock price is in excess of $48.40 for 20 trading days in a 30 consecutive trading day period during an 18-month period that begins on the first trading day on or after the first Company earnings release date to occur after the 12-month anniversary of the Closing (such 18-month period, the “Achievement Window”). For the avoidance of doubt, the performance milestone must occur during the Achievement Window to be considered achieved. Except with respect to Designated Participants, if the performance milestone is not achieved during the Achievement Window, then all Performance-Based RSUs will be forfeited following the expiration of the Achievement Window. With respect to Designated Participants, if, and only if, the performance milestone is not achieved following the expiration of the Achievement Window, then a certain number of the Performance-Based RSUs (the “Remainder RSUs”) would remain eligible to vest as opposed to forfeiting (see discussion of Remainder RSUs below). Remainder RSUs allow Designated Participants who received zero Time-Based RSUs to earn some value for the Performance-Based RSUs by continued service even if the performance milestone is not achieved during the Achievement Window. For the avoidance of doubt, there would be no Remainder RSUs eligible to vest if the performance milestone is achieved during the Achievement Window.

Once the performance milestone has been achieved, then a holder must satisfy a service requirement in order to vest. After achievement of the performance milestone, Performance-Based RSUs will vest as to 1/6th of the RSUs on the Company’s first quarterly vesting date that is after the date of the achievement of the performance milestone during the Achievement Window, subject to the holder’s continued service through such date. On each of the next five Company quarterly vesting dates thereafter, 1/6th of the number of RSUs granted (rounded down) will vest, subject to the holder’s continued service through each such date.

If, after the performance milestone has been achieved, a named executive officer’s status as a service provider terminates on account of death or disability, then 100% of the remaining Performance-Based RSUs will immediately vest and become settled within 60 days following such death or disability.

With respect to Designated Participants, if, and only if, the performance milestone is not achieved during the Achievement Window, each Designated Participant will remain eligible to vest in a certain number of Remainder RSUs as follows: Peter Flint 60,000 RSUs, Sean Aggarwal 30,000 RSUs and Paul Levine 30,000 RSUs. The Remainder RSUs shall vest over a 24-month period in eight equal quarterly installments following the end of the Achievement Window, subject to the holder’s continued service through each such date.

With respect to the named executive officers, if after the date the performance milestone is achieved (or for Designated Participants after the performance milestone is not achieved), there is (i) a change in control and (ii) such named executive officer’s status as a service provider terminates on grounds that would entitle him to accelerated vesting of equity awards under the “double-trigger” change in control protection for equity awards currently in place as of May 29, 2013, then 50% of the remaining Performance-Based RSUs and/or Remainder RSUs will immediately vest and become settled within 60 days following the event gave rise to such acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULIA, INC.

By:	/s/ Peter Flint
Peter Flint Chief Executive Officer

Date: June 4, 2013